Exhibit 99.1

PRESS RELEASE

Contact: Monique Greer 720-540-5268 mgreer@allos.com

ALLOS THERAPEUTICS REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

— Conference Call Scheduled for Today at 4:30 p.m. ET —

WESTMINSTER, Colo., August 4, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported results for the second quarter of 2009. For the three months ended June 30, 2009, the Company reported a net loss of $16.8 million, or $(0.19) per share. This compares to a net loss of $11.8 million, or ($0.16) per share, for the second quarter of 2008. For the six months ended June 30, 2009, the Company reported a net loss of $32.0 million, or ($0.38) per share, compared to a net loss of $23.8 million, or ($0.34) per share, for the same period last year. For the six months ended June 30, 2009, net cash used in operating activities was $25.6 million. Cash, cash equivalents and investments in marketable securities as of June 30, 2009 were $105.2 million.

“During the quarter, we made significant progress toward our goal of obtaining approval for pralatrexate for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma and advancing our solid tumor program,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics. “Most notably, the FDA accepted our NDA for pralatrexate for priority review and established a Prescription Drug User Fee Act date of September 24, 2009 for a decision regarding approval of the NDA. In addition, we recently achieved an important milestone with the completion of patient enrollment in our randomized Phase 2b clinical trial of pralatrexate for the treatment of patients with advanced non-small cell lung cancer.”

Recent Highlights

•                  Announced that the U.S. Food and Drug Administration (FDA) accepted the Company’s New Drug Application (NDA) for pralatrexate for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma (PTCL) for priority review and established a Prescription Drug User Fee Act (PDUFA) date of September 24, 2009 for a decision regarding approval of the NDA.

•                  Reported updated results from the Company’s FDA SPA-approved pivotal Phase 2 PROPEL study of pralatrexate for the treatment of patients with relapsed or refractory PTCL at the 45th American Society of Clinical Oncology Annual Meeting. The overall response rate for pralatrexate as evaluated by central independent oncology review using International Workshop Criteria (IWC) was 28% (30 of 109 evaluable patients) with a median duration of response of 9.4 months, or 287 days. Of these patients, 10 achieved a complete response and 20 achieved a partial response. Additionally, 23 patients had stable disease. Of the 30 patients who responded to pralatrexate, 21 patients (70%) did so by the end of cycle one of therapy. Median overall survival was 14.7 months, with 57% of patients surviving 12 months or more. The most common grade 3/4 adverse events were thrombocytopenia, which was observed in 32% of patients; mucositis in 22% of patients; neutropenia in 20% of patients; and anemia in 17% of patients. Patients in the PROPEL trial were heavily pre-treated, having received a median of three prior systemic treatment regimens.

•                  Completed patient enrollment in the Company’s randomized, international, multi-center Phase 2b clinical trial comparing pralatrexate and erlotinib (Tarceva®), both with vitamin B12 and folic acid supplementation, in patients with Stage IIIB/IV non-small cell lung cancer (NSCLC) who are, or have been, cigarette smokers who have failed treatment with at least one prior platinum-based chemotherapy regimen. The objective of this Phase 2b trial is to assess the treatment effect of pralatrexate in certain pre-specified subsets of patients with advanced NSCLC where the Company believes the agent has the potential to provide clinical benefit. Patient enrollment was initiated in January 2008 and was completed in July 2009, having enrolled 201 patients. The Company currently expects to report top line results from this trial in the first half of 2010.

•                  Strengthened the Company’s balance sheet with an underwritten public offering of 7,750,000 shares of newly issued common stock in April, resulting in net proceeds of $46.9 million, after deducting underwriting commissions and estimated offering expenses.

2009 Financial Guidance Update

For the year ending December 31, 2009, the Company currently anticipates that net cash use in operating activities will approximate $65 million to $70 million, an increase from prior guidance of $55 million to $60 million. The Company’s updated financial guidance for 2009 includes the phase-in of key investments associated with the development of its sales and marketing, medical affairs and manufacturing operations in preparation for the potential commercialization of pralatrexate, as well as $5.8 million of milestone payments under the Company’s license agreement for pralatrexate payable upon FDA approval of the Company’s NDA.

Conference Call Information
The Company will host a conference call to review its second quarter results on Tuesday, August 4, 2009 at 4:30 p.m. ET.  Participants can access the call at 888-549-7880 (U.S. and Canada) or +480-629-9869 (international). To access the live audio webcast or the subsequent archived recording, visit the “Investors and Media — Calendar of Events” section of the Allos website at www.allos.com.  Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international). The passcode is 4117858#. The webcast will be recorded and available for replay on the Company’s website until August 14, 2009.

About Pralatrexate

Pralatrexate is a selective antifolate designed to accumulate preferentially in cancer cells. Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on certain cancer cells compared to normal cells. Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention. Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance. Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death.

About PROPEL
The NDA is based on the results from the Company’s pivotal Phase 2 trial known as PROPEL (Pralatrexate in patients with Relapsed Or refractory PEripheral T-cell Lymphoma). The PROPEL trial was conducted under an agreement reached with the FDA under its Special Protocol Assessment, or SPA, process. Pralatrexate has orphan drug designation and fast track designation in the U.S. for the treatment of patients with T-cell lymphoma and orphan medicinal product designation in Europe for the treatment of PTCL. The Company believes the PROPEL trial is the largest prospectively designed single-agent trial conducted to date in patients with relapsed or refractory PTCL.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphoma (PTCL) comprises a biologically diverse group of blood cancers that account for approximately 10% to 15% percent of all newly diagnosed cases of non-Hodgkin’s lymphoma (NHL) in the U.S. The American Cancer Society estimates that approximately 66,000 new cases of NHL were diagnosed in the U.S. in 2008. The Company estimates the current annual incidence of PTCL in the U.S. to be approximately 5,600 patients. There are currently no pharmaceutical agents approved for use in the treatment of either first-line or relapsed or refractory PTCL. In addition to those PTCL patients who do not respond to first-line treatment, a significant number of first-line responders relapse or become refractory after treatment. According to published clinical data, patients with aggressive PTCL have an overall five-year survival rate of approximately 25% to 40%, depending on sub-type.

About Allos Therapeutics, Inc.
Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. The Company’s product candidate, pralatrexate, is a selective antifolate designed to accumulate preferentially in cancer cells. The Company recently announced that the U.S. Food and Drug Administration (FDA) accepted its New Drug Application (NDA) for pralatrexate for patients with relapsed or refractory peripheral T-cell lymphoma for priority review and established a Prescription Drug User Fee Act date of September 24, 2009 for a decision regarding approval of the NDA. In addition, pralatrexate is being evaluated in other tumor types, including solid tumors and a range of lymphoma sub-types. Allos retains exclusive worldwide rights to pralatrexate for all indications. The Company is headquartered in Westminster, CO. For more information about Allos, visit www.allos.com.

Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s projected timeline for announcing top line results from the Company’s Phase 2b clinical trial of pralatrexate in patients with advanced non-small cell lung cancer; the Company’s projected net cash use in operating activities for fiscal 2009; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the Company may lack the financial resources and access to capital to support its future operations, including the potential commercialization of pralatrexate if approved for marketing. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo is a trademark of Allos Therapeutics, Inc.

Tarceva is a registered trademark of OSI Pharmaceuticals, Inc.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating expenses:
Research and development	$7,170	$5,404	$12,875	$11,378
Clinical manufacturing	1,606	1,485	4,261	3,071
Marketing, general and administrative	8,037	5,439	15,000	10,450
Total operating expenses	16,813	12,328	32,136	24,899
Loss from operations	(16,813)	(12,328)	(32,136)	(24,899)
Interest and other income, net	6	504	179	1,069
Net loss	$(16,807)	$(11,824)	$(31,957)	$(23,830)
Net loss per share: basic and diluted	(0.19)	(0.16)	(0.38)	(0.34)
Weighted average shares: basic and diluted	89,011,044	72,382,487	85,075,532	69,916,800

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and investments in marketable securities	$105,210	$83,966
Other assets	3,268	4,067
Property and equipment, net	1,522	1,307
Total assets	$110,000	$89,340
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,390	9,875
Stockholders’ equity	100,610	79,465
Total liabilities and stockholders’ equity	$110,000	$89,340